CORPORATE PARTICIPANTS

Francis A. deSouza; Illumina,Inc. - CEO & Director
Joydeep Goswami; Illumina, Inc.- Chief Strategy & Corporate Development Officer and Interim CFO

CONFERENCE CALL PARTICIPANTS

Ruizhi Qin; JPMorgan Chase & Co, Research Division - Analyst

PRESENTATION

Ruizhi Qin

All right. Good afternoon, everyone. Welcome to our next company presentation by Illumina. I'm Julia Qin, life science tools and diagnostics analyst at JPMorgan. And let me turn the stage over to Francis.

Francis A. deSouza

Thanks, Julia, and the JPMorgan team for hosting us, and thank all of you for joining us today. I'm Francis deSouza, the CEO of Illumina.

As a reminder, our presentation today includes forward-looking statements, non-GAAP measures and reconciliations to GAAP measures. Please refer to our SEC filings for a presentation of risks. Also, please review our statements on the hold separate requirement related to GRAIL. GRAIL must be held and operated separately and independently from Illumina pursuant to the interim measures ordered by the European Commission, which prohibited our acquisition of GRAIL.

Today, I'll cover 3 areas in our presentation: first, a company overview, including preliminary 2022 results and 2023 guidance. Second, I'll review our sequencing platforms business and NovaSeq X. And third, I'll cover how we're accelerating clinical genomics, including an update on GRAIL.

I'll start with who we are. Our mission at Illumina is to improve human health by unlocking the power of the genome. Illumina sequencers enable researchers and clinicians to accurately read genomes, decode how they translate into health and disease and to leverage those insights in patient care. Our vision is that genomics will transform lifetime health management. Billions of people will have our genome sequenced many times over our lifetimes to prevent and optimally treat, improving outcomes and lowering costs as we fight disease.

Carrier screening and noninvasive prenatal testing will be standard. Newborns will be sequenced as a frontline diagnostic for suspected genetic conditions. Genomic testing will be routine for early detection of diseases, including cancer and neurodegenerative diseases. And therapy effectiveness and recurrence monitoring will be required at every progressive treatment line. Illumina touches every step.

To make this vision a reality, we are working to enable more discoveries and to make genomics a standard part of clinical care. By 2027, our addressable market will be $120 billion, a sixfold increase from 2014 as clinical oncology, genetic disease and reproductive health testing expand and new research modalities like multiomics, single cell and spatial emerge. Our market today is only 7% penetrated, going to 14% by 2027, driven by increased adoption of genomics globally. Illumina is at the center of this rapidly growing genomics landscape.

We have unmatched scale, differentiation and diversification. We serve over 9,500 customers across 155 countries with an installed base of approximately 23,000 instruments. In 2022, we delivered over $4.5 billion in revenue, with more than 80% of our revenue coming from recurring sources, including consumables and services. We achieved this through our relentless focus on innovation. We have over 8,800 patents worldwide and invested $1 billion in R&D in 2022. This positions us very well to deliver on our long-term targets of mid-teens revenue growth and high teens operating profit growth.

Turning now to our financial results. Illumina delivered consolidated revenue of $1.075 billion for the fourth quarter 2022 with core revenue of $1.058 billion, GRAIL revenue of $23 million and with record NextSeq shipments. Full year consolidated 2022 revenue was $4.576 billion, and consolidated non-GAAP operating margin was 10.4%. Core Illumina revenue was $4.545 billion, non-GAAP gross margin was 69%, and non-GAAP operating margin was 23.5%. GRAIL revenue was $55 million for the year.

Turning to performance by platform. We placed more than 3,200 instruments in 2022, bringing our installed base to approximately 23,000 instruments. We shipped 340 NovaSeq 6000s in 2022 and had $1 million in average pull-through per instrument. We had strong placements in the first half of 2022 even after a record 2021. Second half placements were tempered by growing customer excitement for NovaSeq X.

We shipped a record 1,210 mid-throughput instruments and saw the fourth consecutive record year for NextSeq shipments. For low throughput, we saw 1,670 shipments with 500 new customers. And in 2022, we delivered multiple innovations that will lead to the next waves of growth for Illumina and for genomics.

Turning now to 2023. We expect 2023 revenue growth of 7% to 10%, with Core Illumina revenue growth of 6% to 9% and GRAIL revenue growing at approximately 80%. This is driven by multiple factors: the NovaSeq X upgrade cycle, momentum in mid-throughput following a record 2022, consumables growth from our expanding installed base, demand elasticity and accelerating adoption of the Galleri test. Non-GAAP operating margin for Core Illumina of approximately 22% is consistent with higher instrument shipments in a launch year, margin improvements beyond 2023 as the NovaSeq X installed base comes online and consumables ramp.

We expect an operating loss for GRAIL of approximately $670 million, reflecting investments to support an FDA application, NHS trial and expanding the commercial organization. GRAIL is making progress on its path to profitability and will approach breakeven in the next 5 years.

Illumina's strategy involves innovating in both, leading the industry in sequencing platforms and accelerating clinical genomics globally, starting with our leadership in sequencing platforms. High-throughput represents the largest part of our portfolio by revenue. This quarter, we will begin shipping the revolutionary NovaSeq X series, the most powerful, most sustainable and most cost-effective sequencer ever developed. NovaSeq X can sequence 20,000 genomes per year, 2.5x higher throughput and 2x faster than the NovaSeq 6000. This speed enables single-day runs with turnaround time under 24 hours.

NovaSeq X is also the world's most sustainable high-throughput sequencer with a 61% reduction in climate change impact. It's the only high-throughput sequencer to eliminate the need for dry ice for shipping, expanding the market and improving efficiency. NovaSeq X is also the most cost-effective high-throughput sequencer, delivering the most accurate genome, short- and long-reads multiomic analysis in a single flow cell on a single run on 1 instrument. And NovaSeq X is the only high-throughput sequencer with onboard analysis, variant calling and up to 5x lossless data compression. Savings from the built-in DRAGEN analysis on board over 5 years can cover the cost of the NovaSeq X.

These features collectively provide fast, easy, more complete and fully analyzed genomes at a cost as low as $200 per genome with analysis. NovaSeq X has over 40 patent applications, took 5 years and 1,500 scientists, engineers, developers and designers to create. These innovations make high efficiency, high-throughput sequencing accessible at a global scale. Customer response has been fantastic, exceeding our expectations, and we already have over 140 orders for NovaSeq X Plus and an advanced pipeline of more than 200 orders. We plan to ship 40 to 50 instruments in Q1 and over 300 instruments in 2023.

The strong global interest with orders for more than 25 countries, 4x more than in the first quarter after the NovaSeq 6000 launch. We're also seeing stronger-than-expected demand from the clinical customers, with more than 35% of orders coming from the clinical segment who are bringing on higher-intensity sequencing applications such as liquid biopsy, MRD and other multiomic tests. And approximately 15% of orders are from new to high-throughput customers who are bringing sequencing in-house due to NovaSeq X's ease of use and cost benefits.

This represents the strongest pre-order book we've seen with any Illumina instrument launch. And this demand will catalyze a multiyear upgrade cycle. Over the next few years, we expect average pull-through for NovaSeq X to comfortably exceed NovaSeq 6000's as NovaSeq X unlocks the market's demand elasticity, enabling more samples, more analysis per sample and more sequencing intensity per analysis. I'll walk through each.

There are 3 major factors contributing to the growth of samples. First, genomics combined with clinical information can increase drug discovery success by up to 150%

and reduce costs by up to 50%. To achieve this, we need more samples over time and from a more diverse population. For example, the All of Us initiative aims to partner with at least 1 million Americans to accelerate medical breakthroughs, and 80% of participants represent historically underrepresented communities in medical research.

The need for genetic diversity in databases is also driving these larger cohorts. Today, we announced that Amgen and its subsidiary, deCODE Genetics, will sequence the first 35,000 genomes in our collaboration with Nashville Biosciences, representing the largest set of black individuals sequenced to date. And the Singapore PRECISE 100,000 Genome Project is creating the largest and most complete Southeast Asian genomic data set.

Second, new areas in oncology include a broader group of patients and more testing per patient. MRD testing is done multiple times for those undergoing cancer treatment and those in remission. In early detection, anyone over the age of 45 with a family history of cancer or other risk factors will be tested regularly throughout their lifetime. Together, these expand the population tested on a repeated basis by 100 times.

Third, techniques such as single cell and spatial analysis are creating multiple samples from what used to be a single sample. NGS forms the basis of deeper molecular analyses of these samples.

Turning now to the second driver of elasticity. Researchers and clinicians are additionally running additional omics analysis on a single sample for a more comprehensive molecular understanding. NGS is enabling these analyses at scale as it did with DNA, and the cost and workflow of NovaSeq X will accelerate this trend. For instance, researchers are increasingly conducting whole transcriptome analysis at scale to get complete mRNA information in addition to DNA. Also, NGS is, for the first time, enabling scaled proteomics research with simultaneous analysis of thousands of proteins from hundreds of samples.

NovaSeq X reduces the cost and data analysis barrier and with multiple flow cell lanes, provides flexibility to do multiple analyses at the same time on the same run. These capabilities enable new studies to include genomics and proteomics where genomics may have been the only thing considered previously. For example, the U.K. biobank recently partnered with Olink for proteomic analysis of 50,000 of their 500,000 biobank samples.

Third, customers are increasing the intensity of sequencing for each analysis, looking for more sensitivity, specificity and information from each sample. We're seeing this in cancer testing as customers move from small panels to comprehensive genomic analysis, increasing the output per sample by a factor of 5. And the expansion of liquid biopsies due to lack of available tumor tissue, the reduced cost and better patient compliance translates to 12 to 15x more sequencing than solid tumor testing. We're seeing this growth already across customers engaged in liquid biopsy testing.

Lastly, as costs for sequencing and bioinformatic analysis decrease and workflows improve, there is a trend towards whole genomes rather than panels, increasing sequencing intensity by 40 times. Many customers, including CeGaT in Germany, will use the cost and efficiency benefits of NovaSeq X to accelerate this trend. NovaSeq X's higher output per analysis enables customers to rethink analysis for their projects in ways that they weren't even considering before. Multiple customers have said that the NovaSeq X enables them to start with genomes in projects that were previously exome-focused.

Now turning to mid-throughput. We had a fourth consecutive year of record NextSeq shipments with NextSeq 1000/2000 consumable revenue doubling from 2021. We expect further NextSeq 1000/2000 expansion in 2023 across applications, including multiomics, genetic disease research and cancer research. Customers appreciate NextSeq 1000/2000's unique capabilities as the only mid-throughput sequencer with built-in analysis and the first mid-throughput instrument to include the 2 x 300 longer read kits. In early 2024, we will make the new XLEAP-SBS chemistry available on existing NextSeq 1000/2000 instruments.

Now to low throughput. Low throughput is a great way to enter into sequencing and then later enable upgrades to mid- and high-throughput sequencers as projects expand. And Illumina's low-throughput instruments have been used in over 130,000 publications, more than all other sequencing companies combined. Our low-throughput instruments attract hundreds of new customers each year, opening up new geographies and applications like infectious disease.

I'll now touch on Illumina complete long reads. Illumina complete long reads is the only offering that addresses the 5% of hard-to-reach genic regions at scale with high accuracy, all on a single instrument and with 90% less DNA input than other long reads. This year, we will launch 2 products, a whole genome assay and an enrichment panel, enabling a comprehensive high accuracy, long-read view for as little as $600 per genome.

Turning now from our products to accelerating clinical genomics. Over the last decade, Illumina has built a clinical infrastructure with deep expertise, scale and reach. Clinical consumable shipments were $1.3 billion in FY 2022 revenue, representing 45% of our total sequencing consumables. We serve more than 5,000 clinical customers with 10 IVD EUA product families and 1,200 product registrations and regulatory approvals of over 62 countries. Our instruments, reagents and software are core components of many of our clinical customers' workflows and processes.

Oncology represents a $78 billion market for sequencing. In the next 5 years, we expect NGS penetration of this market to grow at a 30% CAGR. Multiple trends are driving this growth. Tumor-naive approaches will be used in pan-cancer targeted therapies requiring deeper sequencing and more liquid biopsy. Pharma drug development will drive dollars towards applications, including vaccines and targeted therapies, and patients will have multiple tests over their lifetimes. We see significant need across the cancer journey, starting with early detection.

The GRAIL Galleri blood test is the only commercially available multi-cancer early detection test, addressing a $44 billion early screening market. Galleri's blood test screens for more than 50 cancer types, 45 of which do not have another recommended screening test. And it's the only test which pinpoints cancer location with 89% signal of origin accuracy. With its breadth and precision, GRAIL is predicted to avert 1 in 3 cancer deaths over a 5-year time frame.

In addition to Galleri, GRAIL is working on a unique multi-cancer MRD test that doesn't require a tissue biopsy and enables a 2 to 3x reduction in turnaround time relative to customized approaches that require tissue biopsies. Illumina reacquired GRAIL in 2021, and as we work through the regulatory process, we're also exploring strategic options related to the divestiture order from the European Commission expected this quarter. We'll keep you updated.

GRAIL had a very strong 2022. Consumer demand for the Galleri test has exceeded expectations with physician orders for more than 60,000 tests received to date. Galleri had the fastest first year revenue ramp in cancer screening test history. GRAIL has established over 60 partnerships with leading health systems, self-insured employers and other health care stakeholders. In 2022, more than 4,500 providers ordered the test.

Galleri received FDA Breakthrough Designation, was recognized by Time as one of the best inventions of 2022, The Atlantic is one of the breakthroughs of the Year and Fast Company as one of the world-changing ideas of 2022. Clinical trial data for Galleri is consistent and positive, and real-world evidence of more than 38,000 patients corroborates this data. Provided reported cancers detected with Galleri include stage 1 pancreatic, head and neck, endometrial, esophageal and gastrointestinal stromal tumor cancers; and stage 2 rectal, liver and head and neck cancers.

Galleri has also had a very positive reaction from consumers with a 97.1% satisfaction rate. GRAIL is making progress towards reimbursement with 300,000 participants across multiple studies and a final FDA submission expected in 2024, 2025. GRAIL's NHS trial spans 140,000 participants with a rollout of up to 1 million people beginning in 2024 if the trial is successful. This exciting momentum translates into an expected GRAIL revenue CAGR of 60% to 90% over the next 5 years.

Turning now to therapy selection. Illumina participates in the $9 billion therapy selection market by providing sequencing systems to more than 1,100 therapy selection test developers who performed approximately 1.75 million tests in 2022 alone. In addition, we provide our leading 2-site oncology offerings or TSO 500 to 1,500 oncology testing service providers. In 2022, TSO 500 sample volume grew 60% year-over-year across more than 500 customers, and we expect more than $100 million in 2023 revenue. Also, in 2023, we expect TSO's IVD registration in Europe and to submit for IVD registration in the U.S. and Japan.

Moving to Minimal Residual Disease monitoring or MRD. MRD is a $25 billion market that's only 1% penetrated. Early traction is strong with more than 200,000 tests performed in 2022, up 140% year-over-year. Illumina is well positioned with more than 10 MRD solutions in development on Illumina platforms. And payers are recognizing the therapeutic impact of MRD. In the U.S., 4 indications are currently covered by Medicare and 2 by commercial players, with an additional 8 indications expecting coverage by 2025. We look forward to seeing this market and the rest of our clinical applications grow in 2023 and beyond.

In closing, Illumina has a best-in-market portfolio, global infrastructure and team serving large, expansive growing markets. In 2023, we're looking for the NovaSeq upgrade cycle -- the NovaSeq X upgrade cycle and momentum in mid-throughput following a record 2022. We also expect to see consumables growth from our expanding installed base, unlocking of demand elasticity and accelerating adoption of the Galleri test. All of these move us closer to our mission of improving human health by unlocking the power of the genome. We look forward to sharing more with you in the coming months, including on our earnings call on February 7. Thank you.

QUESTIONS AND ANSWERS

Ruizhi Qin

Thank you, Francis, for the great overview. Please welcome the rest of the management team on stage for Q&A. (Operator Instructions)

So I can get us started, maybe starting with the '23 outlook. Last quarter, you talked about your preliminary view of 10% reported growth. You're guiding to 7% to 10% reported and 6% to 9% Core Illumina. So maybe just talk about what has changed about your view since then? And what are you assuming at the lower and upper end of your guidance?

Francis A. deSouza

Yes. We're looking for 2023 to be an exciting year for us on a number of perspectives. So what we said earlier was we're expecting revenue growth closer to that 10%. And what's going to drive this year is going to be the few things I talked about. One, obviously, we're entering a big upgrade year, right? And so we're launching the X in Q1. And we're kicking off, it's probably one of the biggest upgrade cycles in sequencing, right, as we upgrade our high-throughput customer base.

And so one of the things to watch over the course of the year will be, obviously, how that upgrade cycle is going. We feel really good about the preorders that have come in to date. And with the numbers we have already, we're effectively sold out not just for Q1 but for most of Q2, too.

And so we feel really good about the demand side of it. And obviously, the work to do now is to scale up manufacturing. We're looking to ship 40 to 50 units in Q1, 300 units of the year -- over the year. So one of the things to watch will be that ramp. And I think that represents, certainly from a demand side, upside potential for us.

The other thing we're going to be watching for this year is how the X unlocks some large projects driven by the demand elasticity that X will tap into. And so while we haven't built that into our guide for the year, we're talking to customers about projects that they would like to kick off. And so we're going to be watching the timing of those projects and what of those projects come in this year versus in the coming years as we roll out the X.

And on the other side of the ledger, we're continuing to monitor the macroeconomic environment, the situation in China, inflation and so on. And so that's sort of the puts and takes as we look at the rest of the year.

Ruizhi Qin

Got it. So it's fair to interpret that it's more prudent approach to your '23 outlook. Obviously, the NovaSeq X order book is really strong and should support a lot of upside like you mentioned. Have there been any changes or evolution in any of the near-term headwinds that you previously talked about, like consumable destocking, like customer lab expansion delays and things like that?

Francis A. deSouza

Yes. I think we are -- as we sort of lapped the second quarter of last year, we first started to see some of the destocking. That's certainly going to be less of a factor into 2023. And then in terms of lab expansions, some of the customers that have delayed it have got those back on track. But from a guide perspective, we're not really assuming any big lab expansions will play out in 2023. And so really, the story of this year is going to be some of the things I talked about earlier, the upgrade cycle and those much more than some of those other things.

Ruizhi Qin

Awesome. So speaking of the NovaSeq order book, 140 orders, a very strong number. How does that compare to your internal expectations? And in terms of the customer mix, 35% commercial, is that in line with your expectations? Or how should we think about the continued momentum going forward?

Francis A. deSouza

Yes. We've been working on this product for 5 years, right? And so we had many, many people -- and we had incredibly high expectations for its launch, as you can imagine. And NovaSeq X has exceeded all of them, right? We are -- the order book we have right now has exceeded what we -- where we expected to be for this time in the launch.

And there have been a number of places where we've been surprised. One is we're surprised by the clinical interest. What we had modeled coming in is what we saw with the 6000, which is the first set of customers that would deploy the X we expected would be in academic and research environments. And they'd be the first ones that would be replatforming their fleets to take advantage of the benefits of the X.

And that's certainly happening, but what we've also seen our clinical customers come onboard. And we said that 35% of the preorders we've got have come from clinical segments, and we didn't expect it to be as big as it was. And so that's been a nice upside surprise.

We've also seen more new to high-throughput customers come into the preorder book than we expected. This is -- it's a very powerful machine. We didn't -- we weren't expecting as many people to use this as their entry point into new to high throughput. But what's played out is that the operational ease of use that we delivered with X has made that power accessible to customers that, frankly, were a little intimidated to bring sequencing in-house before. And so it's the economics as well as the streamlined workflows, the operational efficiencies, the built-in analysis, which is a big deal in terms of reducing the bioinformatics hurdle to deploying sequences. And so that surprised us to see 15% of the order base come in from new to high throughput.

We're also surprised by the global demand. We've talked about the fact this is several times more interest in preorders from countries around the world than we saw even with the 6000. And part of it is driven by the operational efficiencies and ease of use that are built into the X. But part of it is also driven by the investments we made around eliminating the need for a cold chain and dry ice and shipments.

And so now you have these instruments that are accessible to parts of the world that may have a cold chain but don't have a reliable cold chain. And so now they feel they can comfortably bring in sequencing in-house rather than sending samples outside the country. And so we didn't expect again quite the global interest that we've seen.

Ruizhi Qin

Awesome. In terms of just how to think about the continued momentum of that order trajectory, what do you think is the magnitude of year-end budget flush benefit that you saw in 4Q, and how to think about the order book going from here?

Francis A. deSouza

Yes, I think there's no question now that demand is going to vastly exceed what we can supply this year. I think we're so far -- it's so clear now that this year, we're going to be supply limited. The 300, we could comfortably raise that a lot because the demand is broad. I mean ultimately, we do believe that not only will you see every customer that's got a NovaSeq 6000 ultimately upgrade to the X. Again, it's so far better in terms of performance and anything out there. But we'll also see, again, a significant expansion of the market. The demand elasticity that NovaSeq allows customers to tap into is a very significant factor.

It's why -- I'll give you an example. Part of the interest we saw from clinical customers are customers that are doing liquid biopsy applications. And we talked about the fact that liquid biopsy requires a lot more sequencing than if you were using solid tumor tissue, right? And so those are the kind of applications that I think the X will dramatically expand, and I talked a little bit about that in my presentation. And so I think we will see a multiyear both upgrade cycle as well as new customers coming into the X.

Joydeep Goswami

You're also kind of seeing that with the increased clinical interest so early, right? That's exactly moving to a higher throughput, more kind of specificity, more sensitivity being required in these assets. So you're already starting to see that very, very early in the cycle.

Ruizhi Qin

Right. Obviously, you're working on ramping up your manufacturing capacity to catch up with that strong demand. What's the run rate capacity that you're hoping to reach by year-end, 500 systems a year, more?

Francis A. deSouza

Well, I mean if you sort of run the math right, in terms of -- we're going to start with 40 to 50 in Q1. We're going to ship over 300 for the year. So even the math tells you, we're going to be comfortably above even 80 instruments per quarter. And the reality is we have a fantastic operations team that as demand comes in, we can scale that up if we need to. And so the hard part of the work and it's all a hard part, but it's the scaling up that's happening now to make sure that we've sort of fixed a reproducible manufacturing process that we've scaled up, all the vendors that we need, all the suppliers that we need.

And so a big part of the work is really just this year. And then once we get to Q4, we feel that it's easier for us to then scale up as demand continues to grow. But we expect this year, we're going to exit with being able to make over 80 instruments per quarter and then building up from there.

Ruizhi Qin

Got it. And that capacity constraint is only on the instrument side or is it on the consumable side as well?

Francis A. deSouza It's a little bit -- both of them are going to be new processes, right? So as I said with the X, we have redesigned that instrument from the ground up. Every part of X is new. So if you look on the consumable side, if you look at the chemistry, the entire chemistry is new. It's new FFNs, it's new reagents, it's new dyes, it's new blocker, it's a new everything. What that means is every part of the manufacturing process is new.

On the flow cell, we have a new mill process for manufacturing our flow cells, that's new as well. And so every part of our manufacturing is being scaled up and started being scaled up in the middle last year, right? And so we're working through that, and we'll scale all of it up over the course of the year.

Ruizhi Qin

Got you. Now turning to NovaSeq 6000. Can you talk about the residual demand you saw in 4Q and what's your expectation? Did you maybe take a slightly lower as well in your updated '23 outlook?

Francis A. deSouza

Yes. I think 2 things are very clear. One, that going forward, the biggest part of both the demand and then the shipments will be on the X, right? At some point, as we ship the X, that will be the primary instrument that our customers will want and that will be, therefore, the primary instrument that we'll ship and that's what will drive our revenue.

Having said that, it's also true that there are customers that are using the 6000 in production at scale. And if you are a research customer that's in the middle of running a large cohort for a project, you're going to continue to do that on the 6000 most likely. And that will continue to drive some demand for the 6000s, both on the instrument side as well as the consumables side.

Similarly, our large clinical customers have validated workflows that they've built on the 6000. And as those applications continue to scale, they will continue to drive demand for 6000s, again, both on the instrument side as well as the consumables side. So you will continue to see us ship 6000s, both hardware and consumables going forward, but certainly the biggest part of the revenue for us going forward in high-throughput is going to be on the X.

Ruizhi Qin

Got you. Speaking of the competitive landscape in the high-throughput market, BGI is allowed to enter the U.S. market this year. How meaningful a competitive threat do you view them? Or do you think them as a bigger playing OUS markets rather than the U.S. market?

Francis A. deSouza

We've always had competition, frankly. Even when we entered the sequencing market in 2007, there were players in the market, and we always take competition seriously. And so we continue to monitor the market. And we want to make sure that from a customer perspective, we're continuing to provide the best value proposition to our customers across the dimensions that they care about. Performance is certainly one, cost effectiveness and ease of use, the clinical infrastructure that we deliver.

And so we're going to continue to take competition seriously and monitor the market. But our focus will continue to be obsessively focused on our customers and what they want. And fortunately, and Susan Tousi, our Chief Commercial Officer, is here in the audience, but fortunately, we have a fantastic commercial organization that is very close to our customers.

And so I said we have over 9,500 customers in 155 countries. And so we have a sort of a front-row seat to what our customers not only want today but will want in the future. And so that informs our thinking around how we invest for our road map. And so frankly, the biggest part of our attention is always going to be on what our customers are thinking about, what they wish they could do in the future, and that's going to drive our innovations.

And that's why in a lot of cases, you see us do things that frankly nobody else did, for example, the elimination of need of dry ice, right? We're the only company that made those investments to remove the need for a cold chain in your supply. And that was because our customers told us that, that was very onerous for them, that unlock -- the unpacking the reagents was a big operational disruption. And frankly, they wanted big science to be green science. And so that's what led to our investments in those sustainability features, for example, not because there's anybody else doing it, nobody else is.

Ruizhi Qin

Got you. Just sticking with the core business for a minute. Can you talk about the gross margin and operating margin trends in 4Q? And you're obviously assuming some deterioration in '23. So just help us think through the puts and takes and drivers there.

Francis A. deSouza

Sure. Maybe I'll turn it over to you, Joydeep.

Joydeep Goswami

Yes. Julia, sorry, was that Q4 or 2023? Which?

Ruizhi Qin

For both, please.

Joydeep Goswami

For both. Yes, I think Q4 margins came in close to where we were expected, maybe slightly higher as we continue to drive efficiencies through the process. But 2023, we had said that gross margins would be towards the lower end of the range, high 60s to low 70s that we have provided. The reason for that is quite simple, right? It's the first year of a major instrument launch. We expect the mix to be skewed more towards instruments and therefore, lower margins.

Now of course, as we move forward, we do expect that, as Francis mentioned, right, demand elasticity will pick up. You'll have more of the consumables, and we expect to see gross margins improve as we go into 2024 and beyond.

Ruizhi Qin

We're almost out of time, but I want to squeeze in 1 more obviously. We know -- I know you're still waiting for the EC divestiture order, but what's your interpretation of the word that GRAIL should be restored its independence swiftly?

Francis A. deSouza

Yes. So the European Commission has emphasized a few things, I think Swift is one. So I think we're all incentives sort of move as quickly as possible through this process, the European Commission and Illumina both. The other thing they've emphasized is they want to make sure that we're doing the right thing for GRAIL and GRAIL's customers. So they recognize the life-saving potential of the GRAIL Galleri blood test.

And what they're saying is, look, whatever we do has to make sure that we protect GRAIL's ability to be successful in the future and bring the potential life-saving benefits of that test to customers around the world. So that's another true north, if you like, both for the European Commission and for us. And so they're saying, look, what we're balancing here is we want to move quickly but we also want to make sure we're doing the right thing to make sure that GRAIL Galleri and its customers are set up for success and able to bring its life-saving test to customers around the world in a responsible way.

And obviously, from our perspective too, the other part of the true north is to make sure that we're doing the right thing for Illumina shareholders, right? And so those are the 3 things that are probably driving our thinking.

Ruizhi Qin

Great. Well, let's wrap it up there. Thank you so much for everyone for your time.